Exhibit 19.1

Riot PLATFORMS, Inc.

Insider Trading Policy

Amended June 12, 2024

INTRODUCTION

This Insider Trading Policy (this “Policy”) provides guidelines with respect to purchases, sales, hedges, shorts or any other direct or indirect action taken (collectively, “Transactions”) in the securities of Riot Platforms, Inc. and its subsidiaries (the “Company”). It also provides guidance on the handling of confidential information about the Company and the companies with which the Company does business. This Policy explains some of the obligations, to the Company and under the law, of persons covered by this Policy, regarding the prevention of actual, or the appearance of, insider trading, which protects our reputation for integrity and ethical conduct.

Additional information about this Policy may be found in Appendix 1, which contains responses to frequently asked questions regarding the Policy. Please read this Policy and its Appendices in their entirety. All employees, officers and directors of the Company will be required to certify to the Company that they have read, understood, and agree to comply with this Policy by signing and returning to the Company the form of certification attached as Appendix 2.

APPLICABILITY

A.Persons Subject to the Policy. This Policy applies to (i) directors, officers and employees (including temporary employees) of the Company and its subsidiaries; (ii) such persons’ Family Members (as defined below) and other members of such person’s household; (iii) such persons’ entities that he influences or controls, including any corporations, partnerships or trusts; (iv) consultants and contractors of the Company and its subsidiaries; and (v) any persons in possession of Material Non-Public Information (as defined below) as shall be identified by the Officer of the General Counsel from time to time (collectively, “Insiders”). This Policy also applies to any person who receives Material Non-Public Information from an Insider. Any person, including contractors or consultants, who possesses Material Non-Public Information regarding the Company is an Insider for so long as the information is not publicly known.

For purposes of this Policy, “Family Members” means any family members who reside with an Insider (including a spouse, a child, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws) and anyone else who lives in the same household as the Insider. Family Members shall include those who do not live in the same household as the Insider but whose Transactions in Company Securities (each as defined below) are directed by the Insider or are subject to the Insider’s influence or control, such as parents or children who consult with the Insider before they trade in Company Securities.

B.Transactions Subject to the Policy. This Policy applies to any Transaction involving Company Securities. For purposes of this Policy, “Company Securities” include the Company’s common stock, options to purchase common stock or any other securities that the Company may issue, including, but not limited to, preferred stock, warrants and convertible debentures, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities (collectively, “Company Securities”). Such Transactions include, but are not limited to, purchases and sales of Company Securities, as well as stock option exercises, sale of restricted stock awards, 401(k) Plan elections, and other Transactions as contemplated in this Insider Trading Policy.

ADMINISTRATION

The Board has designated the Company’s General Counsel as the Compliance Officer for the purposes of this Policy, and in his or her absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in Transactions in Company Securities while in possession of Material Non-Public Information. Persons subject to this Policy must not engage in illegal trading and must avoid any appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member, household member or entity whose Transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Non-Public Information rests with that individual, and any action on the part of the Company, the Compliance Officer, or any other employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Potential Criminal and Civil Liability.”

MATERIAL NON-PUBLIC INFORMATION DEFINED

For purposes of this Policy, “Material Non-Public Information” means any information about or pertaining to the Company in any way which is both “Material” and “Non-Public” as set forth in Appendix 1 hereto. This Policy also applies to Material Non-Public Information relating to other companies, including ones with which the Company is discussing a proposed transaction, and the Company’s distributors, vendors or suppliers (collectively, “Other Companies”). Insiders should treat Material Non-Public Information about Other Companies with the same care as information related directly to the Company.

NOTE: This definition of Material Non-Public Information is illustrative and not limiting. Insiders or anyone who believes they may be in possession of Material Non-Public Information should contact the Compliance Officer before making any Transaction(s) while in possession of such information.

TRADING GUIDELINES AND REQUIREMENTS

A.Prohibition Against Insider Trading. Unlawful insider trading occurs when a person uses Material Non-Public Information, whether about the Company or other companies, obtained through their employment or other involvement with the Company to make decisions to purchase, sell or otherwise engage in Transactions in Company Securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trading or otherwise transacting in the Company’s Securities, tipping and making recommendations to engage in transactions by virtually any person, including all persons associated with the company, if the information involved is “material” and “non-public.” These terms are defined in Appendix 1.

Do not use Material Non-Public Information to buy or sell Company Securities. It is the policy of the Company that no Insider of the Company, or any other person designated by this Policy or by the

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Compliance Officer as subject to this Policy, who is aware of Material Non-Public Information relating to the Company, may, directly or indirectly through Family Members or other persons or entities: (i) engage in Transactions in Company Securities, except as otherwise specified in this Policy under the heading “Exceptions;” (ii) recommend the purchase or sale of any Company Security; (iii) Disclose Material Non-Public Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or (iv) assist anyone engaged in the above activities.

B.Applicability of Restriction. In addition to Transactions and those activities with respect to Company Securities prohibited by this Policy, any person subject to this policy may not trade on Material Non-Public Information of Other Companies. It is the policy of the Company that no Insider of the Company, or any other person subject to this Policy, who learns of Material Non-Public Information about any Other Companies may engage in any of the activities prohibited by this Policy with respect to the securities of such Other Companies as if such Other Companies’ securities were Company Securities covered by this Policy.
C.Duration of Restriction. These trading restrictions begin on the date the Material Non-Public Information is acquired and ends at the earlier of (i) the end of the second (2nd) full Trading Day after public disclosure of the information, or (ii) at such time as such Material Non-Public Information is no longer material. “Trading Day” means a day on which the Nasdaq Stock Market (“Nasdaq”) is open for trading. These trading restrictions also apply during the Black-Out Periods described below.
D.Black-Out Periods. The period beginning near the end of each fiscal quarter and lasting until after the release of the Company’s financial results is a particularly sensitive period of time for Transactions in the Company’s stock. This is because directors, executive officers, and certain key employees, will often possess Material Non-Public Information about the Company’s financial results for the quarter. This period of time is referred to as a “Black-Out Period,” during which time all directors, executive officers, direct reports of directors and executive officers, and all employees familiar with the financial results of the Company are prohibited from completing any Transactions. Consultants and contractors working for these individuals are also subject to this prohibition. The Company requires that directors, executive officers, and key employees refrain from Transactions involving the Company’s Securities during any Black-out Period.

The quarterly Black-Out Period is as follows:

The trading window is closed beginning fourteen (14) calendar days before the end of each fiscal quarter and reopens after two (2) Trading Days have occurred after the day on which the information is released to the public.

The Company may institute other Black-Out Periods and may extend a Black-Out Period to a broader group, when there are developments (including impending developments) that are known to the Company and considered “Material Non-Public Information” under this Policy. Such Black-Out Periods begin as soon as persons subject to this Policy  become  aware  of  such  a  material  development  or  the  Company  makes  an  internal  announcement that a Black-Out Period has been initiated, and ends after the second (2nd) Trading Day on which public disclosure of such material development has been made (i.e., two (2) Trading Days  after  the  date  on  which  the  Company  files  the  Form  8-K  report  disclosing  such  material  development), or at such time as the material development is no longer considered “Material Non-Public Information” under this Policy.

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E.Trading Window. The “Trading Window” is a term which is used to describe whether Insiders can complete Transactions. When the Trading Window is “open”, directors, executive officers, and certain key employees may complete Transactions. When the Trading Window is “closed”, such as during Black-Out Periods or at any time that a person possesses Material Non-Public Information, Transactions may not be completed. All persons covered by this Policy should ensure they are not in a Black-Out Period before completing any Transaction. Even when the Trading Window is open, any person possessing Material Non-Public Information concerning the Company may not engage in any Transactions until after the second (2nd) Trading Day after the date on which the Material Non-Public Information is made public, whether or not the Company has recommended a suspension of trading to that person. Transactions in the Company’s securities when the Trading Window is “open” should not be considered a “safe harbor,” and persons covered by this Policy remain subject to the general prohibitions against trading on Material Non-Public Information set forth in this Policy and under applicable law. Such persons should always use good judgment when engaging in or considering any Transactions in Company Securities.

SPECIFIC GUIDELINES

A.Transactions by Family Members and Others. Persons covered by this Policy are responsible for the Transactions of these other persons and therefore should make them aware of the need to confer with the applicable person before they trade in Company Securities, and the applicable person should treat all such Transactions for the purposes of this Policy and applicable securities laws as if the Transactions were for the account of the applicable person. This Policy does not, however, apply to personal securities Transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to persons to whom this policy applies or their Family Members.
B.Transactions by Entities that Insiders Influence or Control.  Transactions by an Insider’s entity that the Insider influences or controls, including any corporations, partnerships or trusts, should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s account.
C.Confidentiality and Safeguarding of Material Non-Public Information. Material Non-Public Information relating to the Company or its business is the property of the Company, and the unauthorized disclosure of such information is prohibited. The following practices should help prevent the misuse of confidential information: (i) avoid discussing confidential information in places where you may be overheard such as on elevators, in restaurants and on airplanes; (ii) avoid discussing confidential information on cellular or speaker phones; (iii) do not discuss Company information with relatives or social acquaintances; (iv) do not give your computer IDs and passwords to any other person, password-protect computers and log off when they are not in use; (iv) always put confidential documents in a locked desk or office when not being used; (v) be aware that the internet and other external electronic mail carriers are not secure environments for the transmission of confidential information; (vi) comply with the specific terms of any confidentiality agreement; (vii) all physical (including electronic) copies of confidential information must be returned upon termination of employment. Copies of Company information may not be retained; and (viii) any inquiry received from outside the Company, such as from a stock analyst or shareholder, should be referred to the Compliance Officer.

OTHER SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk to the Company and Insiders and/or the potential for the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of Transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following Transactions or otherwise engage in the following activity, except as noted herein:

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A.Short Sales. Short Sales are never permitted. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”). Transactions in certain put and call options are also considered a short sale and are therefore prohibited by this Policy.
B.Tipping. No Insider shall disclose (“Tip”) Material Non-Public Information to any other person (including family members, co-workers or other business associates) where such information may be used for profit by trading in the securities of companies to which such information relates.
C.Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. Further, certain short-term Transactions may be deemed “Short-Swing” Transactions subject to Section 16(b) of the Exchange Act and the penalties established thereunder. For these reasons, any director, officer or other employee of the Company, or any other person covered by the Short-Swing rules who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
D.Publicly Traded Options. Given the relatively short term of publicly traded options, Transactions in options may create the appearance that an Insider is trading based on Material Non-Public Information and focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Transactions in put options, call options or other derivative securities relating to Company Securities, whether on an exchange or otherwise, are prohibited by this Policy.
E.Hedging Transactions. Hedging or monetization Transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such Transactions may permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership thereof. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such Transactions. Any Insider wishing to enter into such an arrangement must first submit the proposed Transaction for approval by the Compliance Officer. Any request for preclearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed Transaction and must set forth a justification for the proposed Transaction. The Compliance Officer may, on advice of Company securities counsel, deny any such request in his or her sole and absolute discretion.  Notwithstanding anything herein to the contrary, no person shall enter into any Transaction where any possibility of a sale or trade of securities could occur (other than pursuant to a Rule 10b5-1 Plan (as defined below) approved by the Company) when the person possesses Material Non-Public Information or during a Black-Out Period.
F.Margin Accounts. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the customer is aware of Material Non-Public Information or otherwise is not permitted to trade in Company Securities, and the customer may not be aware of the occurrence of the sale, Insiders are prohibited from holding Company Securities in a margin account.

G.Pledged Securities. Directors and executive officers may prefer to pledge Company stock as collateral for a loan or investment rather than selling Company stock to meet cash needs. Pledging stock creates a risk, however, that the Company stock price will be adversely impacted in the event of a forced sale. To mitigate this risk, directors and executive officers are permitted to pledge Company Securities (exclusive of options, warrants, restricted stock units and other rights to purchase Company stock) as collateral for loans and investments only if the maximum aggregate loan or investment amount

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collateralized by such pledged Company Securities does not exceed twenty-five percent (25%) of the total value of the pledged Company Securities.
H.Standing and Limit Orders. Standing and limit orders, except standing and limit orders under approved Rule 10b5-1 Plans, create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when the Insider is in possession of Material Non-Public Information. As a result, other than standing and limit orders under approved Rule 10b5-1 Plans, Insiders are prohibited from placing standing or limit orders on Company Securities.

Mandatory Preclearance Procedures

Directors, executive officers, and key accounting and finance, investor relations and legal department personnel must receive preclearance from the Compliance Officer prior to executing any Transactions in the Company’s Securities permitted by this Policy. Preclearance is not legal advice. Those individuals subject to these procedures, as well as the Family Members and entities that such person influences or controls, may not engage in any Transaction in Company Securities without first obtaining preclearance of the Transaction from the Compliance Officer. A request for preclearance should be submitted to the Compliance Officer at least two (2) Trading Days in advance of the proposed Transaction.

The Compliance Officer is under no obligation to approve a Transaction submitted for preclearance and may determine not to permit the Transaction in his or her sole and absolute discretion. If a person seeks preclearance and permission to engage in the Transaction is granted, then he or she may make the trade at any time, but not after three (3) Trading Days of receipt of preclearance.  If the requestor becomes aware of Material Non-Public Information concerning the Company or if a Black-Out Period commences before the trade is executed, the preclearance shall be void and the trade must not be completed. If a person seeks preclearance and permission to engage in the transaction is denied, then he should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

You are responsible for your own conduct. Preclearance in no way relieves you of your own legal obligation to refrain from trading while in possession of material nonpublic information.

EXCEPTIONS

Except as specifically noted in this Policy, and subject to the Mandator Preclearance Procedures established under this Policy, this Policy does not apply in the case of the following Transactions:

A.Stock Option Exercise. This Policy does not apply to the exercise of an employee stock option acquired pursuant to Company equity incentive plans registered with the SEC, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
B.Bona Fide Gifts. This Policy does not apply to bona fide gifts of Company Securities.
C.Transactions under Company Plans. This Policy generally does not apply to non-discretionary Transactions in Company Securities between you and the Company with respect to any employee equity incentive compensation plans adopted by the Company from time to time (each, a “Compensation Plan”).  A Transaction will be considered “non-discretionary” if you do not have the ability

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to control the timing and amount of shares issued to you under a Compensation Plan, including, for example, the granting, vesting, or settlement of Company Securities issued to you under such Compensation Plan (including the exercise of any tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any Company Securities issued to you under such Compensation Plan).  However, this Policy does apply to any discretionary Transactions in Company Securities between you and the Company with respect to such Compensation Plan, as well as any Transactions involving Company Securities between you and any third party with respect to any Company Securities issued or issuable to you under such Compensation Plan.  A Transaction will be considered “discretionary” with respect to any Compensation Plan to the extent you have the ability control or affect: (i) the number of Company Securities issued or issuable to you; (ii) the price at which such Company Securities are issued to you; or (iii), the timing of such issuance.  Examples of discretionary Transactions include: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to you under such Compensation Plan; (ii) an election to make an intra-plan transfer of an existing account balance into or out of such Compensation Plan; (c) an election to borrow money against Company Securities issued or issuable to you under such Compensation Plan; and (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to such Compensation Plan. It should be noted that sales of Company Securities issued or issuable to you under a Compensation Plan are also subject to SEC Rule 144; therefore, affiliates should ensure that a Form 144 is filed when required.
D.Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under very specific and limited circumstances. To be eligible to rely on this defense, a person subject to this Policy must enter into a formal written plan in compliance with the requirements Rule 10b5-1 for contemplated Transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”).

The Company has adopted Rule 10b5-1 Plan Guidelines setting forth the Company’s general approval requirements for Rule 10b5-1 Plans (the “Rule 10b5-1 Plan Guidelines”), which may be amended from time to time by the Company at the Board’s discretion.  Persons subject to this Policy are advised to contact the Compliance Officer to obtain a current copy of the Rule 10b5-1 Plan Guidelines as early as possible in their Rule 10b5-1 Plan considerations.

Any Rule 10b5-1 Plan proposed by a person subject to this Policy must be approved by the Compliance Officer, prior to the plan’s enactment; provided, however, the Company’s approval of a Rule 10b5-1 Plan may not be relied upon by the person requesting such approval either (i) as the Company’s endorsement of the Rule 10b5-1 Plan or (ii) of its compliance with applicable securities laws. Following approval of a proposed Rule 10b5-1 Plan by the Compliance Officer, Company Securities may be purchased or sold pursuant to such Rule 10b5-1 Plan, without regard to certain insider trading restrictions set forth in this Policy, but only if (A) such plan continuously satisfies the requirements of Rule 10b5-1 under the Exchange Act at all times while Transactions in Company Securities will occur and (B) the person covered by this Policy associated with such Rule 10b5-1 Plan does not otherwise violate legal prohibitions on Insider Trading with respect to such Transactions in Company Securities pursuant to a Rule 10b5-1 Plan.

Unless otherwise approved by the Compliance Officer, persons covered by this Policy may not enter into, modify or terminate a Rule 10b5-1 Plan during a Black-Out Period. Persons with an approved Rule 10b5-1 Plan are also required to notify the Compliance Officer of the termination of a Rule 10b5-1 Plan.  When a Rule 10b5-1 Plan is in effect, the applicable person is prohibited from trading in the Company’s securities outside of the Rule 10b5-1 Plan.

E.No Further Exceptions to Policy. Except as specifically noted herein, there are no exceptions to this Policy. Insiders may consider Transactions to be necessary or justifiable for independent reasons

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(such as the need to raise money for an emergency expenditure), or small Transactions; however, such Transactions are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper Transaction must be avoided to preserve the Company’s reputation and to avoid potential civil and criminal liability.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to Transactions in Company Securities even after termination of service to the Company. If an individual is in possession of Material Non-Public Information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material according to this Policy. The Mandatory Preclearance Procedures provided herein, however, will cease to apply to Transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

POTENTIAL CRIMINAL AND CIVIL LIABILITY

A.Liability - Generally. The purchase or sale of Company Securities while aware of Material Non-Public Information, or the disclosure of Material Non-Public Information to others who then trade in Company Securities, is prohibited by federal and state laws as “Insider Trading Violations.” Insider Trading Violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”), U.S. Attorneys and state enforcement authorities, as well as under the laws of foreign jurisdictions. While U.S. regulatory authorities concentrate their efforts on the individuals who trade, or who tip Material Non-Public Information to others who trade, federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent Insider Trading Violations by their personnel.
B.Specific Enforcement Actions. The SEC, Nasdaq, federal enforcement agencies, and state regulators use sophisticated techniques to uncover Insider Trading Violations. Violations of this Policy can result in significant financial penalties and other enforcement actions, including those described below:
i.Liability for Insider Trading Violations. Pursuant to federal and state securities laws, Insiders may be subject to criminal penalties of up to $1,000,000 and up to ten years in jail, plus civil penalties of up to three-times the profit gained, or loss avoided, for engaging in Transactions in Company Securities when in possession of Material Non-Public Information.
ii.Liability for Tipping. Insiders may be liable for improper Transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information or to whom they have made recommendations or expressed opinions based on such Material Non-Public Information. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.
iii.Enforcement. The Company will take disciplinary action to cause the disgorgement of any gains made in violation of the Policy. Further disciplinary action may include the termination of employment.
C.Company-Imposed Sanctions. In addition to penalties and sanctions imposed on a person committing Insider Trading Violations, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC

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investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

INQUIRIES

Inquiries regarding this Policy should be directed to the Compliance Officer.

Amendment effective June 12, 2024, as adopted by the of the Board of Directors of Riot Platforms, Inc.

* * * * *

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RIOT PLATFORMS, INC.

INSIDER TRADING POLICY

APPENDIX 1

FREQUENTLY ASKED QUESTIONS

Q:Why did the Company adopt this Policy?

A:

The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of Material Non-Public Information (defined below) about or pertaining to the Company from: (i) trading in securities of the Company; or (ii) providing Material Non-Public Information to other persons who may trade on the basis of that information.

Q:What information is considered “material” for purposes of this Policy?

A:

Information is considered “material” if a reasonable investor would consider that information important in deciding to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Any information that could reasonably be expected to affect the price of the security is material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Material information includes both favorable and unfavorable information.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	Execution or termination of significant contracts;
●	A patent or other intellectual property milestone;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A pending or proposed joint venture;
●	A Company restructuring;
●	Significant related party Transactions;
●	A change in dividend policy, the declaration of a stock split or an offering of additional securities;
●	Bank borrowings or other financing Transactions out of the ordinary course;
●	The establishment of a repurchase program for Company Securities;
●	A change in management;
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	Development of a significant new product, process or service;
●	Pending or threatened significant litigation or the resolution of such litigation;
●	Impending bankruptcy or the existence of severe liquidity problems;

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●	The gain or loss of a significant customer or supplier;
●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
●	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

Q:What is “Non-Public Information” for purposes of this Policy?

A:

For purposes of this Policy, information is generally considered “non-public” if it has not been disclosed to the public. Information may cease to be “non-public” if it has been “widely disseminated.” Information generally would be considered “widely disseminated” if it has been disclosed through newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, for purposes of this Policy, information would not be considered widely disseminated if it is available only to Insiders or their Family Members, or if it is only available to a select group of analysts, brokers and institutional investors. Once information has become “widely disseminated,” it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until two Trading Days have occurred after the day on which the information is released to the public; thereafter, unless otherwise determined by the Company, the information will no longer be considered Material Non-Public Information for purposes of this Policy. For example, if the Company were to make an announcement of Material Non-Public Information on a Monday (post-market), an Insider should consider such information Material Non-Public Information subject to this Policy until close of market on Wednesday (provided there are no intervening non-Trading Days). Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific Material Non-Public Information.

Q:	What if I can’t tell whether information is material or non-public?
A:

If you are unsure whether information of which you are aware is material or non-public, you should consult with the Compliance Officer prior to trading. If you are an Insider, you must always consult with the Compliance Officer before trading, as outlined in this policy.

Q:Whose Transactions may be attributable to me?

A:

As discussed elsewhere in this Policy, this Policy applies to you, any Family Member and any other person who has a relationship with you (legal, personal, or otherwise) that might reasonably result in that person’s Transactions being attributable to you. This includes any legal entities that are influenced or controlled by you or other persons who have a relationship with you and are subject to this Policy, such any corporations, partnerships, or trusts. You may also be responsible for Transactions by other persons with whom you share a residence or who consult with you before they trade in securities where those persons’ Transactions might reasonably be attributable to you. In all cases, you must ensure that persons whose trading activities you directly or indirectly influence, or those whose trading activities would reasonably be perceived by others to be under your influence, comply with the terms of this Policy.

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Q:	What are the reasons for maintaining confidentiality?
A:

Your failure to maintain the confidentiality of material non-public information could greatly harm our ability to conduct business. In addition, you could be exposed to significant civil and criminal penalties and legal action. Federal securities laws strictly prohibit any person who obtains material inside information and who has a duty not to disclose it from using the information in connection with the purchase and sale of Company Securities. It does not matter how that information has been obtained, whether in the course of employment or Board service, from friends, relatives, acquaintances, or strangers, or from overhearing the conversations of others. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons who are not privy to this information.

Q:	What are some of the consequences of violating this Policy?
A:

Federal and state laws prohibit the purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in Company Securities. The SEC, US Attorneys and state and foreign enforcement authorities vigorously pursue insider trading violations. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

Individuals also may be prohibited from serving as directors or officers of the Company or any other public company. Keep in mind that there are no limits on the size of a Transaction that will trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits. The federal securities laws also impose potential liability on companies and other “controlling persons” who fail to take appropriate steps to prevent illegal trading. Directors, officers, and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely insider trading violation by an employee or other personnel under their control.

In addition to the possible imposition of civil damages and criminal penalties on violators and their controlling persons, any appearance of impropriety could not only damage our reputation for integrity and ethical conduct but also impair investor confidence in us. For this reason, if you violate this Policy, then we may take disciplinary action against you, including dismissal or removal for cause. Thus, even if the SEC does not prosecute a case, involvement in an investigation (by the SEC or us) can tarnish your reputation and damage your career.

Q:What should I do to safeguard Material Non-Public Information?

A:

So long as Material Non-Public Information relating to us or our business is unavailable to the general public, it must be kept in strict confidence. Accordingly, you should discuss this information only with persons who have a “need to know;” it should be confined to as small a group as possible, and it should be disclosed only in a setting in which confidentiality can be maintained.

You are expected to exercise utmost care and circumspection at all times and limit conversations in public places (such as elevators, restaurants, and airplanes) to topics that do not involve sensitive or confidential information. Use care in discussing sensitive or confidential information on cell phones, video chats and other internet-based communication platforms. As set forth in the Company’s Social Media Policy, you are not permitted to post information about the Company on your social media platforms, except as specifically authorized by the Company.  Any unauthorized social media posts containing Material Non-Public Information are a violation of this Policy, and you may be subject you to consequences for such violation, as outlined above.  In addition, all

Riot Platforms, Inc. – Insider Trading Policy            Appendix 1, Page 3

emails containing sensitive or confidential information should be encrypted before being sent, and consideration should be given to making these emails non-copyable and non-forwardable.

To protect our confidences to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries about material information from the media, analysts, or others outside the Company’s Social Media Policy and other communications policies.

* * * * *

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RIOT PLATFORMS, INC.

INSIDER TRADING POLICY

APPENDIX 2

CERTIFICATION

IN WITNESS WHEREOF, I, the undersigned individual, hereby certify and confirm that:

1.I have received a copy of the Riot Platforms, Inc. Insider Trading Policy as of the date of this certification (the “Policy”);

2.I have read and I understand the Policy and have been given sufficient opportunity to ask questions of the Company regarding my responsibilities under the Policy to my satisfaction;

3.I acknowledge and understand that the Policy (a) does not constitute legal advice by Riot Platforms, Inc. or any of its representatives, (b) provides no legal protection from illegal Insider Trading activities I may engage in while I am subject to the Policy, and (c) is not a promise, representation, or guarantee that any Transaction in Company Securities I engage in while I am subject to the Policy will be permissible under applicable state and federal securities laws;
4.I acknowledge and understand that my employment relationship with Riot Platforms, Inc. is terminable at will, by Riot Platforms, Inc. or me, at any time, for any reason, with or without cause;

5.Since the date this Policy became effective, or such shorter period of time that I have been an employee of Riot Platforms, Inc., or otherwise a person covered by the Policy, I have complied with the Policy in all respects, and that, so long as I am subject to the Policy, I will continue to comply with the Insider Trading Policy; and

6.I understand that failure to comply with the Insider Trading Policy will lead to disciplinary action, which may include termination of employment, as well as possible civil and criminal liability.

Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Policy.

(Signature)(Date)

(Print Name)

(Company)(Primary Office)

(Position Title)

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